Exhibit 99.1

South Plains Financial, Inc. Reports Third Quarter 2020 Financial Results

LUBBOCK, Texas, October 27, 2020 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2020.

Third Quarter 2020 Highlights

●	Net income for the third quarter of 2020 was $16.7 million, compared to $5.6 million for the second quarter of 2020 and $8.3 million for the third quarter of 2019.
●	Diluted earnings per share for the third quarter of 2020 was $0.92, compared to $0.31 for the second quarter of 2020 and $0.45 for the third quarter of 2019.
●	Pre-tax, pre-provision income (non-GAAP) for the third quarter of 2020 was $26.9 million, compared to $20.1 million for the second quarter of 2020 and $10.7 million for the third quarter of 2019.
●	Average cost of deposits for the third quarter of 2020 decreased to 34 basis points, compared to 39 basis points for the second quarter of 2020 and 98 basis points for the third quarter of 2019.
●	The provision for loan losses for the third quarter of 2020 was $6.1 million, compared to $13.1 million for the second quarter of 2020 and $420,000 for the third quarter of 2019.
●	Nonperforming assets to total assets were 0.46% at September 30, 2020, compared to 0.33% at June 30, 2020 and 0.31% at September 30, 2019.
●	The adjusted (non-GAAP) efficiency ratio for the third quarter of 2020 was 56.90%, compared to 63.28% for the second quarter of 2020 and 73.62% for the third quarter of 2019.
●	Return on average assets for the third quarter of 2020 was 1.88% annualized, compared to 0.64% annualized for the second quarter of 2020 and 1.18% annualized for the third quarter of 2019.
●	Book value per share was $19.52 as of September 30, 2020, compared to $18.64 per share as of June 30, 2020 and $16.61 per share as of September 30, 2019.
●	On September 29, 2020, the Company completed an issuance of $50 million of subordinated notes.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am very pleased with our performance as the Bank’s operations continue to run smoothly and our customers have largely weathered the uncertain economic environment to date. Our decision to allow our borrowers to modify their loans to interest only payments early in the pandemic has proven to be a sound one as this allowed our customers to build cash and better manage their businesses. Importantly, we have experienced a sharp decline in active modifications related to COVID-19 during the third quarter, with only 5.4% of our portfolio remaining in an active modification versus 19.9% of the portfolio at June 30, 2020. While we are optimistic that our local economies are improving with the pace of business accelerating, we continue to manage our loan portfolio and reserves conservatively having recorded a $6.1 million provision for loan loss in the third quarter of 2020, which was largely qualitative, and compares favorably to the $13.1 million provision in the second quarter of 2020. At quarter end, our allowance for loan loss was 2.01%.”

Mr. Griffith continued, “We also experienced strong revenue growth in the quarter as the investments that we have made in our mortgage business are generating strong results. Over the last year, we have actively recruited seasoned mortgage teams that have been instrumental in driving market share gains in the builder and purchase markets. We have also maintained our expense structure in this business as volumes have grown which has contributed to strong margin gains and insulates us against the eventual decline in refinance volumes. Turning to capital, we opportunistically issued $50 million of fixed-to-floating rate subordinated notes, that qualify as Tier 2 capital for regulatory purposes, in the quarter at an attractive interest rate which will position the Company to take advantage of any dislocations that may occur in the market while providing protection if the pandemic were to severely worsen, which is not our expectation. We continue to be pleased with our acquisition of West Texas State Bank this past year and see M&A as an attractive strategy to further expand our geographic footprint in West Texas.”

Results of Operations, Quarter Ended September 30, 2020

Net Interest Income

Net interest income was $31.3 million for the third quarter of 2020, compared to $26.6 million for the third quarter of 2019 and $30.4 million for the second quarter of 2020.

Interest income was $34.5 million for the third quarter of 2020, compared to $33.7 million for the third quarter of 2019 and $34.0 million for the second quarter of 2020. Interest and fees on loans increased by $1.1 million from the third quarter of 2019 due to growth of $414.3 million in average loans, primarily from the Company’s acquisition of West Texas State Bank (“WTSB”) as well as the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans that were originated largely in the second quarter of 2020, partially offset by a decrease of 63 basis points in non-PPP loan rates due to the decline in the interest rate environment experienced in the first quarter of 2020. Interest income increased slightly in the third quarter of 2020 from the second quarter of 2020 due to the additional interest and fees on PPP loans. The PPP loans yielded 3.00% during the third quarter of 2020, which includes accretion of the related SBA lender fees for processing PPP loans during the quarter. As of September 30, 2020, the Company has originated approximately 2,100 PPP loans, totaling $218 million, and has received $7.8 million in PPP related SBA fees. These fees are deferred and then accreted into interest income over the life of the applicable loans. During the third quarter of 2020, the Company recognized $1.1 million in PPP related SBA fees. The Company expects that the majority of PPP loans will be forgiven over the next several quarters. At September 30, 2020, there is $6.1 million of deferred fees that have not been accreted to income.

Interest expense was $3.2 million for the third quarter of 2020, compared to $7.1 million for the third quarter of 2019 and $3.6 million for the second quarter of 2020. The decrease from the third quarter of 2019 was primarily due to a decrease in the interest rate paid on interest-bearing liabilities of 91 basis points, partially offset by an increase of $303.4 million in average interest-bearing liabilities. The increase in average interest-bearing liabilities was largely due to the Company’s acquisition of WTSB as well as growth in deposits from PPP loan funding and other government stimulus payments and programs as well as organic growth. Additionally, the decrease in the rate paid on interest-bearing liabilities was the result of the decline in the overall rate environment experienced in the first quarter of 2020. The decrease in interest expense from the second quarter of 2020 was primarily due to a decrease in the interest rate paid on interest-bearing liabilities of 6 basis points and by a decrease of $28.3 million in average interest-bearing liabilities in the third quarter of 2020. The average cost of deposits was 34 basis points for the third quarter of 2020, representing a 64 basis point decrease from the third quarter of 2019 and a 5 basis point decrease from the second quarter of 2020. The decrease in average interest-bearing liabilities was primarily due to paying back $95.0 million in advances from the Federal Home Loan Bank of Dallas (“FHLB”), partially offset by organic growth of $41.3 million in average interest-bearing deposits.

The net interest margin was 3.82% for the third quarter of 2020, compared to 4.07% for the third quarter of 2019 and 3.79% for the second quarter of 2020.

Noninterest Income and Noninterest Expense

Noninterest income was $31.7 million for the third quarter of 2020, compared to $14.1 million for the third quarter of 2019 and $24.9 million for the second quarter of 2020. The increase in noninterest income for the third quarter of 2020 compared to the third quarter of 2019 was primarily due to growth of $14.4 million in mortgage banking activities revenue as a result of an additional $209.6 million in mortgage loan originations. Additionally, there was an increase in income from insurance activities of $2.2 million in the third quarter of 2020 related to recent acquisitions as well as the effect of adoption of the revenue recognition standard for quarterly reporting in 2020, which has delayed the recognition of revenue until later in the year as compared to previous years. The increase from the second quarter of 2020 was primarily due to growth of $3.5 million in mortgage banking activities revenue as a result of an additional $31.8 million in mortgage loan originations and an increase of $2.3 million in income from insurance activities.

Noninterest expense was $36.0 million for the third quarter of 2020, compared to $30.0 million for the third quarter of 2019 and $35.2 million for the second quarter of 2020. This increase in noninterest expense for the third quarter of 2020 compared to the third quarter of 2019 was primarily driven by a $5.5 million increase in personnel expense. This increase was predominately related to an additional $3.0 million in commissions paid on the higher volume of mortgage loan originations and personnel in the Bank’s branches in the Permian Basin that were acquired in the fourth quarter of 2019 through the Company’s acquisition of WTSB. The remaining other noninterest expenses increased $428,000, or 3.6%, which encompasses the additional variable mortgage expenses related to the growth in mortgage production and other operating expenses and core deposit intangible amortization from the acquisition of WTSB. The increase from the second quarter of 2020 was primarily the result of an additional $758,000 in commissions and higher other variable expenses as a result of increased mortgage production and insurance activities. This increase was partially offset by a recovery of $303,000 of legal expenses from the previously disclosed settlement of a lawsuit in September 2020 as well as other expense reductions.

Loan Portfolio and Composition

Loans held for investment were $2.29 billion as of September 30, 2020, compared to $2.33 billion as of June 30, 2020 and $1.96 billion as of September 30, 2019. The $43.5 million decrease during the third quarter of 2020 as compared to the second quarter of 2020 was primarily the result of paydowns of $10.1 million in non-residential consumer loans and $8.0 million in direct energy loans as well as several large commercial real estate loans that paid off early. As of September 30, 2020, loans held for investment increased $325.6 million from September 30, 2019, largely attributable to the PPP loans primarily funded in the second quarter of 2020 and the WTSB acquisition in the fourth quarter of 2019.

Agricultural production loans were $133.9 million as of September 30, 2020, compared to $131.5 million as of June 30, 2020 and $166.8 million as of September 30, 2019. The Company did not experience the typical historical increase in seasonal fundings on these agricultural production loans during the third quarter of 2020, primarily as a result of drought conditions or damaged crops and where the borrower received crop insurance proceeds to pay down the loans.

Deposits and Borrowings

Deposits totaled $2.94 billion as of September 30, 2020, compared to $2.95 billion as of June 30, 2020 and $2.29 billion as of September 30, 2019. Deposits decreased $4.0 million in the third quarter of 2020 from June 30, 2020. As of September 30, 2020, deposits increased $657.8 million from September 30, 2019. The increase in deposits since September 30, 2019 is primarily a result of organic growth as well as the assumption of deposits from the WTSB acquisition in the fourth quarter of 2019.

Noninterest-bearing deposits were $906.1 million as of September 30, 2020, compared to $940.9 million as of June 30, 2020 and $556.2 million as of September 30, 2019. Noninterest-bearing deposits represented 30.8%, 31.9%, and 24.3% of total deposits as of September 30, 2020, June 30, 2020, and September 30, 2019, respectively. The decrease in noninterest-bearing deposit balances at September 30, 2020 compared to June 30, 2020 was largely the result of customer quarterly estimated tax payments that were extended until July 15, 2020.

The Bank has utilized its lines of credit with FHLB and the Federal Reserve Bank of Dallas to supplement funding for origination of PPP loans as needed. This included borrowing $75.0 million from FHLB for a three month term. This borrowing matured in July 2020 and was repaid in full.

On September 29, the Company issued $50.0 million in 10 year fixed-to-floating rate subordinated notes on September 29, 2020. These notes bear interest at a fixed rate of 4.50% for the first five years, and the interest rate will reset quarterly thereafter to the then current three-month Secured Overnight Financing Rate, as published by the Federal Reserve Bank of New York, plus 438 basis points.

Asset Quality

As part of the Bank’s efforts to support its customers and protect the Bank as a result of the COVID-19 pandemic, the Bank has offered varying forms of loan modifications including 90-day payment deferrals, 6-month interest only terms, or in certain select cases periods of longer than 6 months of interest only, to provide borrowers relief. As of September 30, 2020, total active loan modifications attributed to COVID-19 were $124.0 million, or 5.4% of the Company’s loan portfolio, down from $464.4 million, or 19.9% of the Company’s loan portfolio, at June 30, 2020. The modified loan breakdown as of September 30, 2020 is: 36% are 6 months interest only, 7% are 90 day payment deferrals on commercial customers, 57% are interest only periods longer than 6 months, primarily in the hotel portfolio, and less than 1% are payment deferrals of one to four months on consumer loans.

The provision for loan losses recorded for the third quarter of 2020 was $6.1 million, compared to $420,000 for the third quarter of 2019 and $13.1 million for the second quarter of 2020. The increase in the provision for loan losses in the third quarter of 2020 compared to the third quarter of 2019 is a result of economic effects from COVID-19, the decline in the oil and gas industry, and the change in credit quality and increase in nonperforming assets. The decrease from the second quarter of 2020 is a result of a modest improvement in the economy as well as a decline in the amount of loans that are actively under a modification. There is continued uncertainty from COVID-19 and the full extent of the impact on the economy and the Bank’s customers is unknown at this time. Accordingly, additional provisions for loan losses may be necessary in future periods.

The allowance for loan losses to loans held for investment was 2.01% as of September 30, 2020, compared to 1.74% as of June 30, 2020 and 1.23% as of September 30, 2019. The allowance for loan losses to non-PPP loans held for investment was 2.22% as of September 30, 2020.

The nonperforming assets to total assets ratio as of September 30, 2020 was 0.46%, compared to 0.33% as of June 30, 2020 and 0.31% at September 30, 2019. The increase in the third quarter of 2020 related to a $5.4 million relationship in the transportation industry that was put on nonaccrual. The loans have performed as agreed but were placed on nonaccrual status due to stress in the borrower’s industry. The borrower paid off $2.1 million of this debt in October 2020.

Annualized net charge-offs were 0.10 % for the third quarter of 2020, compared to 0.27% for the second quarter of 2020 and 0.08% for the third quarter of 2019.

Conference Call

South Plains will host a conference call to discuss its third quarter 2020 financial results today, October 27, 2020 at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13711893. The replay will be available until November 10, 2020.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Common Share, Tangible Common Equity to Tangible Assets, Adjusted Efficiency Ratio, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Lititgation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the ongoing COVID-19 pandemic and other future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic on our customers, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K Quarterly Report on Form 10-Q, as well as the “Risk Factors” section of other documents South Plains files with the SEC from time to time. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Selected Income Statement Data:
Interest income	$34,503	$34,007	$35,737	$34,764	$33,665
Interest expense	3,230	3,559	5,538	6,140	7,097
Net interest income	31,273	30,448	30,199	28,624	26,568
Provision for loan losses	6,062	13,133	6,234	896	420
Noninterest income	31,660	24,896	18,875	16,740	14,115
Noninterest expense	35,993	35,207	34,011	31,714	30,028
Income tax expense	4,147	1,389	1,746	2,645	1,977
Net income	16,731	5,615	7,083	10,109	8,258
Per Share Data (Common Stock):
Net earnings, basic	0.93	0.31	0.39	0.56	0.46
Net earnings, diluted	0.92	0.31	0.38	0.55	0.45
Cash dividends declared and paid	0.03	0.03	0.03	0.03	0.03
Book value	19.52	18.64	18.10	16.98	16.61
Tangible book value	18.00	17.06	16.54	15.46	16.47
Weighted average shares outstanding, basic	18,059,174	18,061,705	18,043,105	18,010,065	17,985,429
Weighted average shares outstanding, dilutive	18,256,161	18,224,630	18,461,922	18,415,656	18,363,033
Shares outstanding at end of period	18,059,174	18,059,174	18,056,014	18,036,115	18,004,323
Selected Period End Balance Sheet Data:
Cash and cash equivalents	290,885	256,101	136,062	158,099	244,645
Investment securities	726,329	730,674	734,791	707,650	401,335
Total loans held for investment	2,288,234	2,331,716	2,108,805	2,143,623	1,962,609
Allowance for loan losses	46,076	40,635	29,074	24,197	24,176
Total assets	3,542,666	3,584,532	3,216,563	3,237,167	2,795,582
Interest-bearing deposits	2,037,743	2,006,984	1,924,902	1,905,936	1,729,741
Noninterest-bearing deposits	906,059	940,853	740,946	790,921	556,233
Total deposits	2,943,802	2,947,837	2,665,848	2,696,857	2,285,974
Borrowings	204,704	252,430	185,265	205,030	177,720
Total stockholders’ equity	352,568	336,534	326,890	306,182	299,027
Summary Performance Ratios:
Return on average assets	1.88%	0.64%	0.89%	1.32%	1.18%
Return on average equity	19.32%	6.81%	9.00%	13.25%	11.10%
Net interest margin (1)	3.82%	3.79%	4.13%	4.03%	4.07%
Yield on loans	5.08%	5.06%	5.76%	5.79%	5.91%
Cost of interest-bearing deposits	0.50%	0.56%	0.91%	1.06%	1.30%
Efficiency ratio	56.90%	63.28%	69.10%	69.71%	73.62%
Summary Credit Quality Data:
Nonperforming loans	15,006	10,472	7,112	6,045	6,456
Nonperforming loans to total loans held for investment	0.66%	0.45%	0.34%	0.28%	0.33%
Other real estate owned	1,336	1,335	1,944	1,883	2,296
Nonperforming assets to total assets	0.46%	0.33%	0.28%	0.24%	0.31%
Allowance for loan losses to total loans held for investment	2.01%	1.74%	1.38%	1.13%	1.23%
Net charge-offs to average loans outstanding (annualized)	0.10%	0.27%	0.25%	0.17%	0.08%

	As of and for the quarter ended
	September 30 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Capital Ratios:
Total stockholders’ equity to total assets	9.95%	9.39%	10.16%	9.46%	10.70%
Tangible common equity to tangible assets	9.25%	8.66%	9.37%	8.69%	10.62%
Common equity tier 1 to risk-weighted assets	12.49%	10.47%	11.24%	11.06%	13.10%
Tier 1 capital to average assets	10.01%	9.60%	10.34%	10.74%	12.17%
Total capital to risk-weighted assets	18.67%	14.32%	15.23%	14.88%	17.38%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2020			September 30, 2019

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,195,507	$29,162	5.28%	$1,993,507	$29,695	5.91%
Loans - PPP	212,337	1,602	3.00%	-	-	0.00%
Debt securities - taxable	525,301	2,613	1.98%	287,128	1,956	2.70%
Debt securities - nontaxable	187,400	1,343	2.85%	32,993	286	3.44%
Other interest-bearing assets	168,922	105	0.25%	284,579	1,831	2.55%

Total interest-earning assets	3,289,467	34,825	4.21%	2,598,207	33,768	5.16%
Noninterest-earning assets	247,338			181,139
Total assets	$3,536,805			$2,779,346

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,695,476	1,213	0.28%	$1,399,727	4,057	1.15%
Time deposits	322,535	1,304	1.61%	315,376	1,570	1.98%
Short-term borrowings	12,080	3	0.10%	12,468	58	1.85%
Notes payable & other long-term borrowings	95,870	65	0.27%	95,000	523	2.18%
Subordinated debt securities	26,472	403	6.06%	26,472	404	6.05%
Junior subordinated deferrable interest debentures	46,393	242	2.08%	46,393	485	4.15%

Total interest-bearing liabilities	2,198,826	3,230	0.58%	1,895,436	7,097	1.49%
Demand deposits	944,420			555,501
Other liabilities	49,008			33,339
Stockholders’ equity	344,551			295,070

Total liabilities & stockholders’ equity	$3,536,805			$2,779,346

Net interest income		$31,595			$26,671
Net interest margin (2)			3.82%			4.07%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2020			September 30, 2019

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans, excluding PPP (1)	$2,188,988	$89,041	5.43%	$1,965,297	$86,471	5.88%
Loans - PPP	127,880	2,678	2.80%	-	-	0.00%
Debt securities - taxable	544,650	9,285	2.28%	281,904	5,819	2.76%
Debt securities - nontaxable	142,158	3,037	2.85%	32,184	847	3.52%
Other interest-bearing assets	164,936	963	0.78%	292,099	5,348	2.45%

Total interest-earning assets	3,168,612	105,004	4.43%	2,571,484	98,485	5.12%
Noninterest-earning assets	248,523			177,507

Total assets	$3,417,135			$2,748,991

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,630,524	5,199	0.43%	$1,439,699	13,287	1.23%
Time deposits	334,189	4,361	1.74%	314,128	4,368	1.86%
Short-term borrowings	19,758	102	0.69%	15,425	226	1.96%
Notes payable & other long-term borrowings	117,726	518	0.59%	95,000	1,623	2.28%
Subordinated debt securities	26,472	1,210	6.11%	26,890	1,213	6.03%
Junior subordinated deferrable interest debentures	46,393	937	2.70%	46,393	1,510	4.35%

Total interest-bearing liabilities	2,175,062	12,327	0.76%	1,937,535	22,227	1.53%
Demand deposits	870,606			524,468
Other liabilities	40,579			31,795
Stockholders’ equity	330,888			255,193

Total liabilities & stockholders’ equity	$3,417,135			$2,748,991

Net interest income		$92,677			$76,258
Net interest margin (2)			3.91%			3.96%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2020	December 31, 2019

Assets
Cash and due from banks	$43,750	$56,246
Interest-bearing deposits in banks	245,785	101,853
Federal funds sold	1,350	—
Investment securities	726,329	707,650
Loans held for sale	76,507	49,035
Loans held for investment	2,288,234	2,143,623
Less: Allowance for loan losses	(46,076)	(24,197)
Net loans held for investment	2,242,158	2,119,426
Premises and equipment, net	61,399	61,873
Goodwill	19,508	18,757
Intangible assets	7,994	8,632
Other assets	117,886	113,695
Total assets	$3,542,666	$3,237,167

Liabilities and Stockholders’ Equity Liabilities
Noninterest bearing deposits	$906,059	$790,921
Interest-bearing deposits	2,037,743	1,905,936
Total deposits	2,943,802	2,696,857
Other borrowings	82,765	132,165
Subordinated debt securities	75,546	26,472
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	41,592	29,098
Total liabilities	3,190,098	2,930,985
Stockholders’ Equity
Common stock	18,059	18,036
Additional paid-in capital	141,245	140,492
Retained earnings	174,501	146,696
Accumulated other comprehensive income (loss)	18,763	958
Total stockholders’ equity	352,568	306,182
Total liabilities and stockholders’ equity	$3,542,666	$3,237,167

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Interest income:
Loans, including fees	$30,724	$29,652	$91,600	$86,342
Other	3,779	4,013	12,647	11,836
Total Interest income	34,503	33,665	104,247	98,178
Interest expense:
Deposits	2,517	5,627	9,560	17,655
Subordinated debt securities	403	404	1,210	1,213
Trust preferred subordinated debentures	242	485	937	1,510
Other	68	581	620	1,849
Total Interest expense	3,230	7,097	12,327	22,227
Net interest income	31,273	26,568	91,920	75,951
Provision for loan losses	6,062	420	25,429	1,903
Net interest income after provision for loan losses	25,211	26,148	66,491	74,048
Noninterest income:
Service charges on deposits	1,749	2,101	5,171	5,985
Income from insurance activities	3,303	1,114	5,484	4,074
Mortgage banking activities	21,409	6,991	48,117	18,509
Bank card services and interchange fees	2,608	2,192	7,190	6,273
Other	2,591	1,717	7,151	5,052
Total Noninterest income	31,660	14,115	75,431	39,893
Noninterest expense:
Salaries and employee benefits	23,672	18,135	66,103	56,044
Net occupancy expense	3,710	3,486	10,896	10,309
Professional services	1,177	1,852	4,710	5,169
Marketing and development	615	762	2,189	2,275
Other	6,819	5,793	21,313	16,197
Total noninterest expense	35,993	30,028	105,211	89,994
Income before income taxes	20,878	10,235	36,711	23,947
Income tax expense (benefit)	4,147	1,977	7,282	4,836
Net income	$16,731	$8,258	$29,429	$19,111

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2020	December 31, 2019

Loans:
Commercial Real Estate	$655,432	$658,195
Commercial - Specialized	340,458	309,505
Commercial - General	578,181	441,398
Consumer:
1-4 Family Residential	372,114	362,796
Auto Loans	193,023	215,209
Other Consumer	68,877	74,000
Construction	80,149	82,520
Total loans held for investment	$2,288,234	$2,143,623

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2020	December 31, 2019

Deposits:
Noninterest-bearing demand deposits	$906,059	$790,921
NOW & other transaction accounts	323,955	318,379
MMDA & other savings	1,391,620	1,231,534
Time deposits	322,168	356,023
Total deposits	$2,943,802	$2,696,857

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands)

	As of and for the quarter ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Efficiency ratio
Noninterest expense	$35,993	$35,207	$34,011	$31,714	$30,028

Net interest income	$31,273	$30,448	$30,199	$28,624	$26,568
Tax equivalent yield adjustment	322	290	145	133	103
Noninterest income	31,660	24,896	18,875	16,740	14,115
Total income	$63,255	$55,634	$49,219	$45,497	$40,786

Efficiency ratio	56.90%	63.28%	69.10%	69.71%	73.62%

Noninterest expense	$35,993	$35,207	$34,011	$31,714	$30,028
Less: net loss on sale of securities	-	-	-	(27)	-
Adjusted noninterest expense	$35,993	$35,207	$34,011	$31,687	$30,028

Total income	$63,255	$55,634	$49,219	$45,497	$40,786
Less: net gain on sale of securities	-	-	(2,318)	-	-
Adjusted total income	$63,255	$55,634	$46,901	$45,497	$40,786

Adjusted efficiency ratio	56.90%	63.28%	72.52%	69.65%	73.62%

Pre-tax, pre-provision income
Net income	$16,731	$5,615	$7,083	$10,109	$8,258
Income tax expense	4,147	1,389	1,746	2,645	1,977
Provision for loan losses	6,062	13,133	6,234	896	420
Pre-tax, pre-provision income	$26,940	$20,137	$15,063	$13,650	$10,655

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2020	December 31, 2019
Tangible common equity
Total common stockholders’ equity	$352,568	$306,182
Less: goodwill and other intangibles	(27,502)	(27,389)

Tangible common equity	$325,066	$278,793

Tangible assets
Total assets	$3,542,666	$3,237,167
Less: goodwill and other intangibles	(27,502)	(27,389)

Tangible assets	$3,515,164	$3,209,778

Shares outstanding	18,059,174	18,036,115

Total stockholders’ equity to total assets	9.95%	9.46%
Tangible common equity to tangible assets	9.25%	8.69%
Book value per share	$19.52	$16.98
Tangible book value per share	$18.00	$15.46